Exhibit 14.2

As Adopted by
Board of Directors
on May 19, 2003

GAINSCO, INC.
CODE OF BUSINESS CONDUCT
FOR ALL EMPLOYEES

The Board of Directors of GAINSCO, INC. (“GAINSCO”) has adopted the following Code of Business Conduct for all employees of GAINSCO and its subsidiaries (collectively, the “Company”).

Additional policies, procedures and practices are in effect at the Company; they are not repealed or replaced by this Code and remain in effect to the extent not inconsistent with this Code.

As used in this Code, (i) “you” means each employee of the Company, (ii) “we” and “our” refer to the Company, (iii) “Board” refers to the Board of Directors of GAINSCO, (iv) “Audit Committee” refers to the Board’s Audit Committee, and (v) “Supervisor” means the individual to whom the employee normally reports with respect to Company business.

GENERAL PHILOSOPHY

The honesty, integrity and sound judgment of the employees of the Company is essential to the reputation and success of the Company.

The Board expects employees of the Company to act in accordance with this Code in their dealings with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom they have contact. This Code should also serve as a guide to all of us in our personal dealings, particularly those that may impact our customers or vendors. Please remember that we are known by our employees, agents, officers and directors. The way each of us conducts his or her personal business affects our collective reputation. Our reputation and our relationships with the public, our customers, potential customers and government agencies are fundamental to the success of our business.

This Code:

–	Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

–	Requires compliance with applicable laws, rules and regulations.

–	Addresses potential or apparent conflicts of interest and provides guidance to employees regarding avoiding such conflicts and communicating them to the appropriate representatives of the Company.

–	Addresses misuse or misapplication of Company property and corporate opportunities.

–	Requires the highest level of confidentiality and fair dealing within and outside the Company.

–	Requires reporting of any violation of this Code.

CONFLICTS OF INTEREST - GENERAL

A “conflict of interest” occurs when a person’s private interest interferes or appears to interfere in any material way with the interests of the Company or the performance of that person’s duty to the Company’s shareholders or customers. You are expected to avoid all situations that might lead to a real or apparent conflict between your self-interest and your duties and responsibilities as an employee of the Company. This means, among other things, that you should avoid situations that might lead a reasonable person to think that you have a conflict of interest, even if there is no actual conflict. It is important that we avoid even the appearance that our conduct is inconsistent with the highest ethical standards. Any position or interest, financial or otherwise, which could materially conflict with your performance as an employee of the Company, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between the Company and its customers, suppliers or competitors or otherwise reflects negatively on the Company should be considered a conflict of interest.

CONFIDENTIALITY

Nonpublic information regarding the Company or its businesses, employees, customers or suppliers is confidential. As an employee of the Company, you are trusted with confidential information. You are only to use confidential information for the business purpose intended. You are not to share confidential information with anyone outside of the Company, including family and friends, or with other employees who do not need the confidential information to carry out their duties. You may be required to sign a specific confidentiality agreement in the course of your employment. That agreement will supplement your duties under this Code. Your obligations to treat confidential information confidentially and to refrain from using it other than for the intended purposes will continue even if you leave the employ of the Company. Our policy restricting the use of confidential information is not intended to restrict you from testifying truthfully in any court or regulatory proceeding or to keep you from performing any duties you may have to regulatory authorities to report illegal activities. However, if you must disclose confidential information in connection with truthful testimony or other duty, you should do so only to the extent appropriate under the law under the circumstances.

The following is a non-exclusive list of confidential information:

–	Trade secrets of the Company or revealed to the Company by a third party, including any business or technical information that is valuable because it is not generally known, such as financial statements or conditions, business plans or the like.

–	Any information of a personal nature regarding a customer or a customer’s family, business, assets or employees, including financial information, information regarding the health, conduct, plans or personal affairs of a person or any contractual or legal obligations of a person.

–	The fact that a customer is doing business with the Company.

–	Proprietary information such as customer lists and customers confidential information.

PUBLIC DISCLOSURES

You shall not take or facilitate any action inconsistent with the Company’s policy to make all disclosures in reports and documents filed by the Company with, or submitted to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company full, fair, accurate, timely and understandable.

Public and media communications involving the Company or its customers must have prior clearance from Glenn W. Anderson, Daniel J. Coots or Robert W. Stallings in compliance with the Company’s policies and procedures for disclosures to the investing public.

CORPORATE OPPORTUNITIES

Using confidential information about the Company or its businesses, employees, agents, officers, directors, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

Employees of the Company are prohibited from:

–	Personally benefiting from opportunities that are discovered through the use of the Company’s property, contacts, information or position.

–	Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or the Company’s interest.

–	Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at the Company.

–	Acting on behalf of the Company in any transaction in which you or your immediate family has a significant direct or indirect financial interest.

GIFTS AND ENTERTAINMENT

Under no circumstances should any gift or entertainment ever be offered, given, provided or accepted by any employee or an immediate family member of an employee from someone with whom the Company’s business is transacted unless such gift or entertainment:

–	Is not a cash gift;

–	Is consistent with customary business practices;

–	Is not excessive in value;

–	Cannot be construed as a bribe or payoff; and

–	Does not violate applicable laws or regulations.

In addition to meeting the foregoing criteria, such gift or entertainment must conform to all other requirements of this Code. Gifts that do not meet the foregoing criteria must be returned or, if return is not practical, given to the President of GAINSCO who will donate the gift to a charitable organization and inform the giver of its disposition.

Subject to the foregoing, there are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

–	Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday) if the value of the gift, together with other gifts received during a calendar year from any one individual or entity or their affiliates, does not exceed $100. An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the value of the gift, together with other gifts received during a calendar year from any one individual or entity or their affiliates, does not exceed $100.

–	Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

–	Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company as a business expense if the other party did not pay for it.

Employees of the Company should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment with the Company. Employees should immediately report any such bequest to their Supervisor.

INSIDER TRADING

In the course of your employment with the Company, you may become aware of information regarding the business, operations or securities of the Company or other companies that has not been made public. The use of such nonpublic or “inside” information about the Company or another company for your financial or other benefit not only is unethical, but also is a violation of law if the information is material. U.S. law makes it unlawful for any person who has material nonpublic information about a company to trade the stock or other securities of the Company or to disclose such information to others who may trade. Violation of such laws may result in civil and criminal penalties, including fines and jail sentences. The Company will not tolerate the improper use of inside information.

Material inside information is information which is not available to the general public and which could influence a reasonable investor to buy, sell or hold stock or securities. While it is not possible to identify in advance all information that could be viewed as material inside information, information regarding the following subjects may be material:

–	Company’s performance, including earnings and dividend actions.

–	Financial results and forecasts.

–	Possible mergers, acquisitions, divestitures and investments.

–	Obtaining or losing important contracts.

–	Major litigation developments.

Information is considered to be nonpublic unless it has been adequately disclosed to the public and there has been sufficient time and opportunity for the market as a whole to assimilate the information. Generally, this means that the information has been available to the public for at least one business day.

If you are aware of nonpublic material information related to the Company, or to firms negotiating or competing with the Company, you may not buy or sell shares or other securities of GAINSCO or the other firms. Such information may not be disclosed to anyone, other than employees of the Company or appropriate agents or representatives who have established their need to know, until the information has been adequately disclosed to the public by authorized GAINSCO officials.

As with investments, you should not evade these guidelines by acting through anyone else or by giving inside information to others for their use even if you will not financially benefit from it. If you have any doubt about what you can or cannot do in this area, you should contact the President of GAINSCO.

INVESTMENTS

As an employee of the Company, you may not allow your investments to influence, or appear to influence, your independent judgment on behalf of the Company. This influence could happen in many ways, but it is most likely to create the appearance of a conflict of interest if you have an investment in a competitor, supplier or customer, and your decisions may have a business impact on this outside party. If there is any doubt about how an investment might be perceived, it should be disclosed to management.

You are also prohibited from directly or indirectly buying, or otherwise acquiring rights to any property or materials, when you know that the Company may be interested in pursuing such an opportunity and the information is not public.

EXTENSIONS OF CREDIT

It is now unlawful for the Company, directly or indirectly, including through any subsidiary, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of GAINSCO.

OUTSIDE BUSINESS RELATIONSHIPS

Before agreeing to act as a director, officer, consultant, or advisor for any other business organization, all employees should notify their Supervisor.

ACCURACY OF COMPANY RECORDS

You shall not take or facilitate any action inconsistent with (i) the Company’s duty to make and retain books, records and accounts that, in reasonable detail, accurately and fairly reflect the Company’s transactions and the disposition of its assets and conform to applicable legal requirements and generally accepted accounting principles for financial reporting in the United States, (ii) the Company’s maintenance of an appropriate system of internal accounting controls to assure that each transaction conforms to management’s general or specific authorization, and (iii) the Company’s policy that no entry may be made on the Company’s books and records that misrepresents, hides or disguises the true nature of any transaction.

You shall not take or facilitate any action inconsistent with the Company’s policy not to:

–	Establish or use any secret or off-balance sheet fund or account for any purpose;

–	Use corporate funds to establish or use any numbered bank account that is not identified by the name of the owner; or

–	Establish or use any offshore corporate entity for any purpose other than a legitimate Company business purpose.

All business records and communications should be clear, truthful and accurate. Business records and communications often become public through litigation, government investigations and the media. We will avoid inappropriate exaggeration, colorful language, guesswork, legal conclusions, and derogatory remarks or characterizations of people and companies. This rule applies to communications of all kinds, including e-mail and “informal” notes or memoranda.

FAIR DEALING

Each employee should undertake to deal fairly with the Company’s customers, potential customers, suppliers, competitors and employees. No one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices. This policy is essential to our success.

PROTECTION AND PROPER USE OF COMPANY PROPERTY

All employees should protect the Company’s property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact the Company’s profitability, reputation and success. Permitting Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Employees may not use Company or other official stationary for personal purposes.

All original works or authorship, including all writings, computer software, business plans and strategies and all rights to any invention or process developed by an employee, in all such cases while using the Company’s facilities or trade secret information, while engaged in the conduct of the Company’s business, resulting from any work for the Company, or relating to the Company’s business, are “work-for-hire” under the U.S. copyright laws and shall belong to the Company. Employees will protect the Company’s ownership of these assets as they do its other assets.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

This Code is based on the Company’s policy that all employees comply with the law in the conduct of the Company’s business and generally. While the law prescribes a minimum standard of conduct, this Code requires conduct that often exceeds the legal standard.

REPORTING OF CONDUCT IN VIOLATION OF THIS CODE

Each employee must promptly report any violation of this Code by the employee or any other employee of the Company by submitting a memorandum detailing such violation to his or her Supervisor unless the employee believes that the Supervisor is involved in the violation, in which case the violation should be reported up the ladder to an appropriate supervisor not believed to be involved in the violation. If the violation involves any questionable accounting or auditing matters, the employee may report the violation directly to the Chairman of the Audit Committee and the employee may elect to make the report anonymously.

Known or suspected violations of this Code will be investigated and may result in disciplinary action up to and including immediate termination of employment.